CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of Putnam Funds Trust and Shareholders of Putnam Asia Pacific Equity Fund:

We consent to the use of our report, dated June 11, 2010, incorporated in this Registration Statement by reference, with respect to the financial statements of Putnam Asia Pacific Equity Fund and to the references to our firm under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP
Boston, Massachusetts
August 24, 2010